QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement ("Agreement") is entered into effective on the dates set forth below by and between Errol Ekaireb ("Executive") and REMEC, Inc. ("Company") (collectively, "the Parties"), in light of the following:

RECITALS

A.    Executive is currently employed as President and COO of the Company, and serves as well as Chairman of the Board of Directors of Nanowave, Inc., a subsidiary business; and

B.    Executive has expressed a desire to enter into an agreement for the transition of his employment duties with the Company as President and COO and to outline an orderly process toward retirement; and

C.    Company desires to facilitate that transition in a way still preserving Executive's many contributions to Company and recognizing his accomplishments.

AGREEMENT

To effectuate these purposes the Parties do hereby agree:

1.0    Definition of Terms.    The following terms referred to in this Agreement shall have the following meanings:

        1.1    "Stock Option Plan" refers to the REMEC, Inc., 1995 Equity Incentive Plan and the REMEC, Inc. 2001 Equity Incentive Plan as amended from time to time, and all ancillary agreements implementing its purposes.

        1.2    "Executive's Retirement Benefits" refers to the following benefits:

          1.2.1    Post-Retirement Medical Insurance

          Upon retirement, Executive shall be entitled to continue medical, dental and vision insurance at the same monthly premiums being paid at such time by the Company's Corporate employees, until the death of both the Executive and the Executive's spouse.

          1.2.2    Exercise of Stock Options Following Retirement

          Upon retirement, awards in any of the Company's Stock Option Plans, with the exception of awards of incentive stock options granted on or before March 8, 1999, held at the date of Executive's retirement (but only to the extent then exercisable) may be exercised in whole or in part by the Executive, by the Executive's guardian or legal representative or by the person to whom the award is transferred by assignment, will or the laws of descent and distribution, at any time within two years from the date of retirement, or any lesser period specified in the Award Agreement (but in no event after the expiration of the award). Awards of incentive stock options granted on or before March 8, 1999 in any of the Company's Stock Option Plans held at the date of Executive's retirement (but only to the extent then exercisable) may be exercised in whole or in part by the Executive, by the Executive's guardian or legal representative or by the person to whom the award is transferred by assignment, will or the laws of descent and distribution, at any time within one year from the date of retirement, or any lesser period specified in the Award Agreement (but in no event after the expiration of the award).

          1.2.3    Distribution Under the Company's Non-Qualified Deferred Compensation Plan

          Upon retirement, the Executive's full account balance in the Company's Non-Qualified Deferred Compensation Plan shall be paid to the Executive in a single, lump sum distribution.

        1.3    "Executive Duties Transition Date" is that date which is (1) two weeks after the date that Thomas Waechter takes over as President and COO of the Company, or (2) October 1, 2002, whichever is earlier. While it is anticipated to occur, it is not a condition of this Agreement that Mr. Waechter take over as President.

        1.4    "First Phase" refers to that period between the Executive Duties Transition Date and June 30, 2003.

        1.5    "Second Phase" refers to the time period beginning July 1, 2003, and ending not later than June 30, 2005.

        1.6    "The Second Phase Agreement" refers to that Agreement defined in section 3.0 of this Agreement governing Executive's duties during the year beginning July 1, 2003, and any renewals thereof.

        1.7    "Change of Control Agreement" refers to the Change of Control Agreement effective September 1, 2001, by and between Executive and the Company, or any similar document the Company might enter from time to time.

2.0    Transition of Duties (July 1, 2002 to June 30, 2003).

        2.1    Executive Duties Transition.    Executive will continue as a full time Executive of the Company, as its President and COO, up to the Executive Duties Transition Date. During this period Executive will receive his normal compensation and benefits under all Company programs.

        2.2    Changes.    Effective on the Executive Duties Transition Date the following shall occur:

          2.2.1    Executive will resign, and by executing this Agreement does resign, as President and COO of the Company, and will cease being an officer of the Company. Executive understands that as of the Executive Duties Transition Date, Executive will no longer be subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, but will continue to be bound by all federal securities laws, including the prohibition on trading in the Company's securities if the Executive has material information about the Company that has not been disclosed to the public. Nothing in this Agreement is intended to deprive Executive from receiving Executive's Retirement Benefits and other executive-level retirement benefits under the Company's benefit plans.

          2.2.2    Executive will be appointed to the position of Special Advisor to the Company, a non-officer position reporting to the CEO. Executive's duties as Special Advisor shall be mutually agreed upon, and shall be arranged between the CEO or his designee, and Executive.

        2.3    During the First Phase (up to June 30, 2003):

          2.3.1    Executive will perform such duties as requested by the CEO or COO of REMEC, Inc., and will continue to act as Chairman of the Board of Nanowave, Inc., as long as desired by the Company.

          2.3.2    The Special Advisor will be expected to render approximately one fifth time service during the First Phase, most likely in somewhat concentrated periods of time (e.g., three to five consecutive days). The Special Advisor will work from his home office, except as otherwise arranged.

          2.3.3    As Special Advisor, during the First Phase, Executive's compensation and benefits will remain at the same level as they currently are, except as altered by this Agreement, from the Executive Duties Transition Date to June 30, 2003, except that Executive shall not accrue or retain any vacation benefits, except that all accrued and unused vacation time earned through the Executive Duties Transition Date shall be paid to the Executive on that date.

          2.3.4    Executive may retain, during the First Phase and thereafter, all his office furniture, computers, copiers, fax machines, and similar items currently at his home. All items will be upgraded as necessary. An onsite office will be available at the corporate headquarters, as required.

3.0    Second Phase (On and after July 1, 2003) (The Second Phase Agreement).

        Effective July 1, 2003, and for the period of one year thereafter, Executive shall be employed by the Company on the following basis, which shall be referred to as the "Second Phase Agreement":

        3.1    Executive shall continue as Special Advisor, performing such duties as the CEO and COO shall from time to time assign, but will continue to perform as Chairman of the Board of Nanowave, Inc., as long as desired by the Company.

        3.2    Executive's expected time commitment will be approximately 20% of full time.

        3.3    Executive shall be compensated at the rate of $12,000 per month. If in any three month period of time Executive is called upon to render services exceeding 25% of regular full-time employment, the parties will meet and define such services, and arrange for Executive to be compensated for such additional services by either reduced time in a later time period, or $2,000 per day, plus business expenses.

        3.4    Executive will continue to be covered by the Company's health and welfare benefit programs (except its vacation benefits), Life Insurance Plan, Stock Option Plan, will continue to be eligible to participate in the Company 401 (k) plan, and will be eligible for Executive's Retirement Benefits upon retirement. The Company will reimburse Executive for all ordinary and necessary business expenses incurred by Executive in performing duties hereunder.

        3.5    The Second Phase Agreement may be terminated by either party at any time by either party giving 30 days written notice to the other Party. The Company will invoke this right only if Executive breaches this Agreement, takes full time employment with another Company, or becomes incapacitated or unable to perform his duties hereunder. In the event either party elects to terminate the Second Phase Agreement, Executive will be paid through the effective date of such notice and thereafter relieved of any additional working responsibilities, and will become retired from the Company on the effective date of such notice.

        3.6    The Second Phase Agreement will terminate as of June 30, 2004, unless the agreement is mutually extended in writing by Executive and Company for another period not to exceed one year.

        3.7    At the termination of the Second Phase Agreement Executive will retire. Upon retirement Executive shall be entitled to Executive's Retirement Benefits as defined in Section 1.2 and other executive-level retirement benefits under the Company's then current Executive benefit plans.

4.0    Relationship to Other Agreements and Commitments.

        4.1    Change of Control.    Executive acknowledges and agrees that the benefits and consideration provided by this Agreement are in lieu of any rights and entitlements, if any, under any severance or Change of Control Agreement, and further agrees that any Change of Control Agreement now in effect between the parties shall be deemed null and void upon the execution of this Agreement.

        4.2    Indemnification.    This Agreement does not impair in any way Executive's rights to defense and indemnification under any law or agreement providing same to Executive, specifically including rights under the California Corporations Code and the California Labor Code, which rights are preserved to the maximum extent permitted by law.

        4.3    Trade Secrets and Proprietary Information.    The Parties agree that Executive's obligations under any Invention, Nondisclosure, Trade Secrets, Proprietary Information or similar agreement between Executive and Company, or covenant of the same effect in any Company agreement with any third party, shall remain in full force and effect.

        4.4    Noncompetition and Nonsolicitation.    During the term of this Agreement and while serving as Special Advisor, Executive agrees that he will not perform services for any business in competition with the Company, nor will he directly or indirectly recruit, solicit, or encourage any employee, customer or agent of the Company to leave the Company to join or affiliate with any competitor.

        4.5    Other Agreements.    Except as otherwise provided herein, this Agreement supercedes any prior oral or written agreement between the parties on the subjects contained herein, and contains the entire agreement of the parties on the matters referred to herein.

5.0    Release of Claims.

        5.1    Release by Executive.    Except for any rights created by this Agreement, Executive unconditionally, irrevocably and absolutely releases and discharges Company and any related entity, as well as all present and former Company executives, officers, directors, attorneys, agents, and their successors and assigns (collectively, "Releasees"), from all claims related in any way to the transactions or occurrences between them to date, including, but not limited to, all claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive's employment with Company, and his termination from employment. This Agreement is intended to have the broadest possible application and includes, any claim for severance pay, unpaid salary, bonuses, or other benefits, breach of contract, wrongful termination, tortious discharge, defamation, infliction of emotional distress, fraud, conspiracy, or harassment or employment discrimination arising under federal, state or local law, including but not limited to the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended (the "Released Claims").

        5.2    Release by Company.    Except for any rights created by this Agreement, Company, for its respective subsidiary corporations, divisions, affiliates, partners, officers, employees (past or present), agents, representatives, heirs, assigns, executors, administrators and successors and each of them unconditionally, irrevocably and absolutely releases and forever discharges Executive, his heirs, assigns, executors, successors and each of them, from any and all claims related in any way to the transactions or occurrences between them to date, including, but not limited to, all claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive's employment with Company. This Release is intended to have the broadest possible application.

6.0    California Civil Code Section 1542 Waiver.

        Executive acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That statute reads as follows:

  A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7.0    Compliance with Older Workers' Benefits Protection Act.

        The Parties intend that the release contained above be a knowing and voluntary release of age discrimination claims arising under the Age Discrimination in Employment Act of 1967. In accordance with the requirements of the Older Workers' Benefit Protection Act, the Parties agree to the following provisions:

        7.1    Executive has been advised to consult with an attorney regarding the terms of this Agreement, and he has received all legal counsel and advice he requires regarding this Agreement;

        7.2    Executive has been given 21 days in which to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary;

        7.3    This Agreement shall not become binding or effective until the eighth day following Executive's execution of it (the "Effective Date"). Until the Effective Date, Executive may revoke this Agreement by delivering a written notice of revocation that is received by Company's Chief Executive Officer on or before the Effective Date. In the event Executive invokes his right of revocation as provided herein, Company shall have no further obligations to Executive under this Agreement.

8.0    Miscellaneous.

        8.1    Applicable Law.    The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

        8.2    Amendments.    This Agreement may be amended only by a written instrument executed by both parties hereto.

        8.3    Cooperation.    The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

        8.4    Arbitration of Disputes.    Any disputes between Executive and Releasees, arising out of or in any way connected to the terms of this Agreement, or the Parties' rights or obligations with respect to Executive's termination from Company shall be resolved by binding arbitration before a single arbitrator pursuant to the then current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrators' and administrative fees of arbitration shall be borne equally by the Parties. The Parties hereby agree that any arbitration shall take place in San Diego County, California.

WHEREFORE, the Parties have executed this Agreement on the date shown below.

Dated: June 13, 2002	/s/ ERROL EKAIREB
Executive

Dated: June 14, 2002	Company
	By:	/s/ RONALD E. RAGLAND
	Its:	Chairman & CEO

QuickLinks

  Exhibit 10.1
EXECUTIVE TRANSITION AGREEMENT
RECITALS
AGREEMENT